Exhibit 10.1
RIMINI STREET, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective as of January 1, 2021 (the “Effective Date”))

Rimini Street, Inc. (the “Company”) believes that the granting of equity and cash compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-Employee Directors”). This Non-Employee Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to, and expense reimbursement for, its Non-Employee Directors. Unless otherwise defined herein, any capitalized term used in this Policy will have the meaning given such term in the Company’s 2013 Equity Incentive Plan (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the equity and cash payments the Non-Employee Director receives under this Policy.

1.CASH COMPENSATION

Annual Cash Retainer. Each Non-Employee Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

Chairman, Committee Membership, and Committee Chair Annual Cash Retainer. Effective as of January 1, 2021, each Non-Employee Director who serves as chairman of the Board (or Lead Independent Director where the Chairman is an employee Director), chair of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual cash retainers as follows:

Chairman of the Board/Lead Independent Director:	$20,000
Chair of Audit Committee:	$20,000
Member of Audit Committee (excluding Committee Chair):	$10,000
Chair of Nominating and Corporate Governance Committee:	$10,000
Member of Nominating and Corporate Governance Committee (excluding Committee Chair):	$5,000
Chair of Compensation Committee:	$15,000
Member of Compensation Committee (excluding Committee Chair):	$7,500

Payment. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Non-Employee Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than thirty (30) days following the end of such immediately preceding fiscal quarter. For purposes of clarification, a Non-Employee Director who has served as a Non-Employee Director or a member of an applicable committee (or chairman thereof), as applicable, during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days such Non-Employee Director has served in the relevant capacities during such fiscal quarter. For purposes of clarification, a Non-Employee Director who has served as a Non-Employee Director or as a member of an applicable committee (or chairman thereof), as applicable, from the Effective Date through the end of the fiscal quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual retainer(s), calculated based on the number of days during the Initial Period that such Non-Employee Director has served in the relevant capacities.

2.EQUITY COMPENSATION

Non-Employee Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Non-Employee Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    No Discretion. No person will have any discretion to select which Non-Employee Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except pursuant to Section 7 below.

(b)    Annual Awards. Subject to Section 11 of the Plan, each Non-Employee Director automatically will be granted a Restricted Stock Unit Award (an “Annual Award”) with a Value of $180,000, provided that the number of Shares covered by each Annual Award will be rounded down to the nearest whole Share, which grant will be effective on the date of each annual meeting of stockholders (each, an “Annual Meeting”), beginning with the first Annual Meeting following the Effective Date; provided that no such Annual Award with respect to an Annual Meeting shall be granted to any Non-Employee Director who (i) received a New Director Award or Prorated New Director Award (both as defined below) at or since the date of the Company’s immediately preceding Annual Meeting, or (ii) is not continuing as a Director following the applicable Annual Meeting. Subject to Section 5 below and Section 14 of the Plan, each Annual Award will vest and settle into shares of the Company's Common Stock as to 100% of the Shares subject thereto upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, in each case, provided that the Non-Employee Director continues to serve as a Service Provider through the applicable vesting date.

(c)    New Director Awards. Subject to Section 11 of the Plan, upon a Non-Employee Director’s election to the Board at the applicable Annual Meeting, such Non-Employee Director shall automatically be granted a Restricted Stock Unit Award (a “New Director Award”) with a Value of two (2) times the Annual Award grant value received by each continuing Non-Employee Director on the same date, as provided in Section 2(b) above; provided that the number of Shares covered by each New Director Award will be rounded down to the nearest whole Share. In the event that a Non-Employee Director is not appointed to the Board at an Annual Meeting, upon such newly appointed Non-Employee Director’s appointment to the Board, he or she shall automatically be granted a New Director Award, the Value of which is calculated as provided in this Section 2(c) above, but which is prorated by multiplying two (2) times the Annual Award grant value by a fraction, the numerator of which is 730 less the number of days that have elapsed between the Company’s last Annual Meeting and the date of the new Non-Employee Director’s initial appointment, and the denominator of which is 730 (such award, a “Prorated New Director Award”). Subject to Section 5 below and Section 14 of the Plan, each New Director Award or Prorated New Director Award will vest and settle into shares of the Company's Common Stock as to (i) 50% of the Shares subject thereto upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, and (ii) 50% of the Shares subject thereto upon the earlier of the two (2) year anniversary of the grant date or the day prior to the Company’s second Annual Meeting occurring after the grant date, in each case, provided that the Non-Employee Director continues to serve as a Service Provider through the applicable vesting date.

(d)    Value. For purposes of this Policy, “Value” means, with respect to Restricted Stock Unit Award, the Fair Market Value of the Shares subject thereto, or such other methodology the Board may determine prior to grant of the award becoming effective, as applicable.

3.TRAVEL EXPENSES

Each Non-Employee Director’s reasonable, customary and properly documented travel expenses to attend Board meetings will be reimbursed by the Company.

4.ADDITIONAL PROVISIONS

All provisions of the Plan and form of award agreement approved for use under the Plan not inconsistent with this Policy will apply to Awards granted to Non-Employee Directors.

5.ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.SECTION 409A

In no event will cash compensation or, or to the extent taxable to the Non-Employee Director, travel reimbursement payments, under this Policy be paid after the later of (a) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.

7.REVISIONS

The Board in its discretion may at any time change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash and timing of unearned compensation to be paid on or after the date the Board determines to make any such change or revision. The Board in its discretion may at any time change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision. If, on the date of an Award grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy shall, with respect to such Award, be deemed to refer to the Company’s primary equity incentive plan in use at the time of such Award grant, including that references to Section 11 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to the per person limits on the number or value of Shares that a Non-Employee Director may receive under such plan during the period specified therein, and references to Section 14 of the Plan shall be deemed to refer to the section(s) of such primary equity incentive plan relating to adjustments to the Shares, dissolution or liquidation or the Company, and/or merger or Change in Control (or similar transactions) of the Company. The Board in its discretion may at any time suspend or terminate the Policy.
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